Exhibit 99.1

FOR RELEASE:		March 31, 2011

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES
REVERSE STOCK SPLIT

Norfolk, Virginia, March 31, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank (the “Banks”), today announced that it will effect a reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”) with an effective date of April 27, 2011.  Shareholders on the effective date will receive one new share of common stock for every twenty-five shares they hold.

The Reverse Stock Split will not change the aggregate value of any stockholder’s shares of the Company’s common stock, or any stockholder’s ownership percentage of the Company’s common stock, except for minimal changes resulting from the treatment of fractional shares.   Following the Reverse Stock Split, the Company will have approximately 33.5 million common shares issued and outstanding.

The Company will not issue any fractional shares as a result of the Reverse Stock Split.  The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

The purpose of the Reverse Stock Split is to bring the Company’s common stock price above the minimum $1.00 bid price required for continued listing on the NASDAQ Global Select Market (“NASDAQ”).  NASDAQ requires that the minimum bid price of the Company’s Common Stock trade at or above $1.00 for at least 10 consecutive business days if the minimum bid price has traded below $1.00 for a period of 30 consecutive business days within the last 180 calendar days (the “Bid Price Rule”).  On November 17, 2010, the Company received a letter from NASDAQ notifying the Company that it must maintain a minimum bid price of at least $1.00 for a period of ten consecutive business days prior to May 16, 2011 in order to maintain its listing.

At the Company’s annual meeting of shareholders on September 28, 2010, shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split and granted the Board of Directors the discretion to determine the appropriate ratio for such a split within the range of ten to thirty shares of issued and outstanding common stock per share of new common stock.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s ability to regain compliance with the Bid Price Rule and the timing and potential implementation of the Reverse Stock Split.  There can be no assurance that the Company will be able to implement the Reverse Stock Split or regain compliance with the Bid Price Rule or successfully appeal any potential delisting determination.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings made with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961.  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-nine banking offices in the Hampton Roads region of southeastern Virginia and twenty-one offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on NASDAQ under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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